Joint Filer Information

Title of Security:	Common Stock

Issuer & Ticker Symbol:	Agilysys, Inc. (AGYS)

Designated Filer:	MAK Capital One LLC

Other Joint Filers:	MAK Capital Fund LP (the “MAK Capital Fund”);
MAK-ro Capital Master Fund LP (“MAK-ro Capital”)
Michael A. Kaufman; and
R. Andrew Cueva

Addresses:	The address of each of MAK Capital Fund, MAK-ro Capital, Mr. Kaufman and Mr. Cueva is 590 Madison Ave., 9th Floor, New York, New York 10022.

Signatures:

Dated: November 13, 2013

MAK CAPITAL FUND LP

	By:	MAK GP LLC, as General Partner

	By:	/s/ Michael A. Kaufman
Michael A. Kaufman,
Managing Member

MAK-ro CAPITAL MASTER FUND LP

	By:	MAK GP LLC, as General Partner

	By:	/s/ Michael A. Kaufman
Michael A. Kaufman,
Managing Member

/s/ MICHAEL A. KAUFMAN
MICHAEL A. KAUFMAN

/s/ R. ANDREW CUEVA
R. ANDREW CUEVA